August 11, 2009

Mr. Laurence Levy
Chairman and Chief Executive Officer
Rand Logistics, Inc.
461 5th Avenue
25th Floor
New York, NY 10017

Re:	U.S. Shipping Partners, L.P. et al., ("Debtors") Chapter 11 case number 09-12711 (RDD)

Dear Mr. Levy:

I write on behalf of the Board of Directors of the general partner of U.S. Shipping Partners L.P. (the "Partnership") to advise you that after careful, serious and objective consideration of your August 6, 2009 letter and consultation with our financial and legal advisors, the Board of Directors has determined that the Partnership's proposed plan of reorganization dated August 6, 2009 (the "Plan") will deliver a higher value to all the Partnership's stakeholders than the non-binding, highly speculative alternative plan of reorganization proposed by Rand. Accordingly, the Board of Directors does not believe it is in the best interests of all the Partnership's stakeholders to negotiate an amendment to the Disclosure Statement to permit the Partnership's creditors the option to consider Rand's proposal as an alternative to the Partnership's August 6, 2009 proposed plan of reorganization.

Absent an offer at a value that the Board of Directors determines is at least reasonably equivalent to the value provided by the Plan and that has been approved by the Rand Board of Directors, is fully financed with no conditions to the financing and contains no conditions to closing other than approval of the transaction by the Bankruptcy Court, the Board does not believe it to be in the best interests of all the Partnership's stakeholders to disrupt its current process and introduce uncertainty by negotiating with Rand regarding a non-binding, highly speculative transaction.

Sincerely,

/s/ Ronald L. O'KeIley
Ronald L. O'KeIley
President & Chief Executive Officer

cc:
Edward Levy
Capt. Scott Bravener

US Shipping General Partner LLC
Joseph P. Gehegan
William M. Kearns, Jr.
Bryan S. Ganz
Gerald Luterman

Greenhill & Co.
Bradley A. Robins

Jefferies & Company
Hamish Norton

DLA Piper LLP (US)
Thomas R. Califano
Jamie Knox